                                                                   EXHIBIT 10.11

                              [AENEID LETTERHEAD]


                               October 18, 1999


Douglas S. Bennett
12472 Anchorage Way
Fishers, IN 46038


          Re:  Amended Terms of Employment


Dear Mr. Bennett:

     The following describes, and will govern exclusively, the terms and conditions of your employment with Aeneid Corporation and amends and replaces in its entirety the terms and provisions outlined in the previous letter from the Company regarding the terms of your employment:

Title               President and CEO, Member of the Board of Directors

Start Date          October 18, 1999 with the understanding that the first day at the Aeneid office in San Francisco will be October
                    25/th/, 1999.

Reports To          Board of Directors

Base Salary         $275,000 per year through December 31/st/, 2000.

Bonus Target at no less than $125,000 per year. Pro-rata guarantee for the balance of 1999 at the rate of $2,403.00 per week.

Signing Bonus       You will be paid a sign-on bonus of $97,500. This bonus will be paid within five (5) days after your first official day of employment with the Company.

Equity You will be granted a right to purchase 1,765,051 shares of common stock (the "Shares") at a purchase price of $.80 per share pursuant to the terms of the Company's 1999 Stock Plan. (The Company, as of the closing of its Series C financing, has approximately 25,000,000 shares outstanding on a fully diluted basis, including shares that have been reserved but not issued under the Company's stock plans. This grant equates to approximately 7% of the Company's outstanding shares on a fully diluted basis.) You must accept this offer of stock purchase rights within thirty
                    (30) days from the date hereof by execution of a restricted stock purchase agreement. The Company will accept a full recourse note from you, bearing interest at the applicable federal rate, compounded annually, and payable five (5) years from execution, for the purchase of the Shares.

Repurchase Right    Purchased Shares will be subject to repurchase by the
                    Company at the original purchase price. Such repurchase right will lapse at the rate of 1/48/th/ per month, subject to the provisions below.

                         a.   Termination for Cause:  If your service is
                              ---------------------
                              terminated for "cause" (as defined below) the company will have the right to repurchase at the original purchase price all shares then covered by the repurchase right.

                         b.   Without Cause or Constructive Termination, Death
                              ------------------------------------------------
                              and Disability:  The Company will not have a
                              --------------
                              repurchase right with respect to the Shares in the event your employment is terminated without cause or by constructive termination, death or disability.

                         c.   Voluntary Resignation:  As of the effective date
                              ---------------------
                              of your resignation, the Company will have the right to repurchase at the original purchase price all shares then subject to the Company's repurchase rights.

Termination         If your employment is terminated by the Company, for any
                    reason other than for "cause" as described below, or in the event of "constructive termination", death or disability, you will be entitled to receive your base salary for a period of one year ("Severance Period"). Additionally, you will have the option to enter into a consulting agreement with the Company for a period of one year. This consulting agreement will provide minimum payments equal to 50% of your then current target bonus for a minimum of 32 hours of service per month. As an example, if your target bonus is $130,000 per year, the Company will offer you a consulting agreement for one year totaling $65,000 for 32 hours of service per month. Sums shall be paid monthly in advance.
                    Additional hours requested by the Company and accepted by you, will be paid at the rate of $125.00 per hour. Such additional hours shall be paid within 10 days of receipt of an invoice from you after the close of each month. If you are terminated for cause you will not be entitled to any additional payments, salary, bonus or benefits, nor will the Company be obligated to offer you any consulting agreement.
                    For purposes of this Agreement, "constructive termination" means diminution of duties, title, reporting relationship, location change, pay reduction or any other involuntary change in the material terms or conditions of your employment. For purposes of this Agreement, "cause" means a good faith determination by a majority of the Board of Directors that you have: (a) engaged in acts in violation of the law; (b) breached your fiduciary duty to the Company or duties of loyalty or care to the Company; or (c) intentionally and persistently disobeyed the good faith, lawful, substantive policies or instructions of the Board of Directors after being given thirty days written notice and failing to cure such circumstances during such period, or if such circumstances are not susceptible of cure during such thirty day period, failing to initiate and diligently pursue actions reasonably calculated to achieve and cure such circumstances as soon as reasonably practicable thereafter.

Change of
Control For a period of twelve months following a Change of Control (as defined in the Company's 1999 Stock Plan), if your employment is terminated or your responsibilities are materially diminished by the Company or its successor for any reason other than for "cause", on and as of the effective date of such transaction, (a) any and all Shares which are then subject to the Company's repurchase option shall be released from such repurchase option and (b) you will be entitled to receive a severance benefit equal to twelve months of your base salary and target bonus in affect at that time (such payment shall be payable in one payment in full). Under such circumstances, any remaining principal balance and accrued interest on the $500,000 forgivable portion of the $700,000 promissory note described below will be fully forgiven.

Temporary Housing   The Company will provide you with temporary housing in the
                    San Francisco area while you are in the process of your relocation. Accordingly, the Company will reimburse expenses incurred by you for such housing and living expenses up to a maximum of $3,000 per month. It is anticipated that this assistance will be required for not greater than 9 months from your start date with the Company. To assist you with travel back to your home, the Company will agree to provide you with round trip travel from San Francisco to Indianapolis every other weekend and to reimburse you for all reasonable expenses related to this travel. In order to control the expense of this travel, reservations should be made 10 days in advance and be coach or economy class. You may use any tickets for transportation of your family members to San Francisco for visitation and or house hunting.

Relocation
Assistance          You will be reimbursed for all reasonable expenses
                    associated with your relocation to the San Francisco area including (a) all reasonable real estate selling fees and closing costs of your current home, (b) all reasonable financing fees and closing costs associated with your new home, (c) expenses related to the moving of your household goods from Indianapolis to your permanent home in the San
                    Francisco area. Additionally, the Company will provide your family with up to four (4) round trips to the San Francisco area for the purposes of visitation and location of a permanent residence. Such airfare reservations should be made 10 days in advance and be coach or economy class.

Relocation
Home Loan           To assist you with your relocation, the Company will agree to loan you $700,000 toward the purchase of your new primary residence in the San Francisco area. The terms and conditions of this loan are as follows:

                         a.  Amount of loan: $700,000.

                         b.  Term of loan: 5 years.

                         c. Interest rate at the applicable federal rate, compounded annually.

                         d. Security shall be a perfected second trust deed in the full amount on the related property and any Company stock held by you.

                         e. $500,000 of the loan and accrued interest will be subject to forgiveness at the rate of 1/5 per year, with the first 1/5 forgiven on and as of January 1, 2001 and each year thereafter (subject to items f and g below).

                         f. If your employment is terminated for cause, the outstanding principal amount of the loan plus accrued interest will be due within four months of your termination.

                         g. Should your employment be terminated for any reason other than cause, you shall repay any remaining principal balance of the loan plus the accrued interest within two years from the effective date of your termination. The effective date of your termination, except in the event of termination for cause and voluntary resignation, shall be defined as the last date of your Severance Period.

                         h. You may elect to make payments on the unforgivable portion of the loan at any time over the term.

Entire
Understanding       This letter agreement embodies and constitutes our entire
                    understanding concerning the terms and conditions of your employment with the Company and supercedes any and all prior agreements, oral or written. This agreement may only be modified or amended by a written instrument executed by both you and the Company.

     Please acknowledge your acceptance of, and agreement to, these terms and conditions by executing the signature line below and returning an executed copy to me.

                                             Sincerely,

                                             AENID CORPORATION



                                             /s/ Mark Elder
                                             -------------------------------
                                                  Mark Elder     , Name
                                             --------------------
                                                  Treasurer      , Title
                                             --------------------


Acknowledged, agreed to and accepted:


 /s/ Douglas S. Bennett
-----------------------------
Douglas S. Bennett